EXHIBIT 99.1

Apyx Medical Corporation Announces Renuvion to be Featured in Educational Sessions at the American Academy of Cosmetic Surgery (AACS) Scientific Meeting
Presentation hosted by Dr. Michael Kluska to feature the results of a retrospective clinical study comparing the use of Renuvion to a competing technology when used in conjunction with liposuction or body contouring, demonstrating significantly fewer adverse events

CLEARWATER, FL — February 21, 2024 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today announced that its Renuvion technology will be featured in three educational sessions at the upcoming American Academy of Cosmetic Surgery’s 40th Annual Scientific Meeting, to be held in New Orleans, LA from February 22 – 24.

“Apyx Medical is pleased to see Renuvion featured in a variety of insightful educational presentations during AACS 2024, which we believe will help to expand the awareness of our Helium Plasma Technology and its benefits,” said Charlie Goodwin, President and Chief Executive Officer of Apyx Medical. “We look forward to the presentation by Dr. Michael Kluska, featuring the results of a new retrospective clinical study that demonstrates the strong safety profile of Renuvion following liposuction and body contouring procedures, when compared to a competing technology. We welcome this addition to the compelling body of clinical and evidence-based medicine supporting the safety and efficacy of Renuvion when used for cosmetic surgery procedures.”

Renuvion will be discussed in presentations during the following educational sessions:
•Pearls & Pitfalls of Ultrasound Guided Gluteal Fat Transfer presented by Giselle Prado-Wright, MD, MBA Session 12 (Ultrasound-Guided Brazilian Butt Lift), Thursday, February 22, 2024, 4:00 p.m. Eastern Time
•Excisional vs. Minimally Invasive Interventions for Loose Skin presented by Giselle Prado-Wright, MD, MBA; Session 33 (Abdominoplasty & Body Contouring); Saturday, February 24, 2024, 11:00 a.m. Eastern Time
•A Contiguous Series Retrospective Review of Patient Charts where Renuvion was used for Body Contouring Compared to the InMode RF System presented by Michael Kluska, DO, FAACS, FACOS; Session 38 (Adjuncts for Total Patient Care); Saturday, February 24, 2024, 1:30 p.m. Eastern Time

The presentation by Dr. Michael Kluska will feature the results of a retrospective clinical study conducted by Kluska et al. The study evaluated retrospective procedure and safety data to compare Renuvion’s Helium Plasma Technology to InMode’s Bipolar RF System when used in conjunction with liposuction or body contouring. Demographic, procedure and safety data were collected and evaluated from a contiguous series of more than 450 patients, including 229 patients treated with Renuvion and 236 patients treated with Bipolar RF. The researchers analyzed adverse events recorded by the body area during or post-procedure for each group. They found a statistically significant difference in the number of reported adverse events between these two patient groups (p-value <.0001), including significantly fewer adverse events reported for burns, hematoma, hypertrophic scar, and seroma in the Renuvion helium plasma RF group compared to the bipolar RF group.

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration, supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the U.S. Food and Drug Administration and other governmental and regulatory bodies, both domestically and internationally; the impact of the March 2022 FDA Safety Communication on our business and operations; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

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